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                                                                      Exhibit 12

                     ARGO-TECH CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      Fiscal Year Ended
                                          --------------------------------------------------------------------------
                                          October 31,     October 30,     October 28,     October 27,     October 26,
                                             1998            1999            2000            2001            2002
                                          ----------      ----------      ----------      ----------      ----------
                                                                    (Dollars in Thousands)
Historical:
   Income from operations                 $   28,059      $   33,846      $   25,352      $   38,159      $   27,832
   Other, net                                   (268)           (516)           (402)            (51)            (97)
                                          ----------      ----------      ----------      ----------      ----------

   Earnings as Adjusted                   $   28,327      $   34,362      $   25,754      $   38,210      $   27,929
                                          ==========      ==========      ==========      ==========      ==========

   Fixed charges:
   Interest expense                       $   21,030      $   25,003      $   25,644      $   24,534      $   21,434
                                          ==========      ==========      ==========      ==========      ==========

   Ratio of Earnings to Fixed Charges            1.3x            1.4x            1.0x            1.6x            1.3x
                                          ==========      ==========      ==========      ==========      ==========